Exhibit 10. (g)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is executed as of March 19, 2007 and effective as of March 1, 2007 by and between ING Life Insurance and Annuity Company (formerly named Aetna Life Insurance and Annuity Company ("ALIAC")), a Connecticut domiciled stock life insurance company (the "Company"), The Lincoln National Life Insurance Company, an Indiana domiciled stock life insurance company (the "Reinsurer"), and Lincoln Life & Annuity Company of New York, a New York domiciled stock life insurance company ("LLANY").

WHEREAS, the Company (then ALIAC), Aetna Life Insurance Company ("ALIC"), the Reinsurer, and LLANY, entered into a Second Amended and Restated Asset Purchase Agreement, dated as of May 21, 1998 (the "Purchase Agreement");

WHEREAS, under the terms of the Purchase Agreement, ALIAC agreed to cede and transfer to Reinsurer certain liabilities pursuant to a Coinsurance Agreement dated October 1, 1998 (the "Coinsurance Agreement") and a Modified Coinsurance Agreement dated October 1, 1998 (the "Modco Agreement");

WHEREAS, the Reinsurer agreed to perform certain administrative functions on behalf of ALIAC, pursuant to an Administrative Services Agreement dated October 1, 1998 (the "Administrative Services Agreement");

WHEREAS, the Company and Reinsurer entered into an Agreement effective as of March 1, 2007 ("Optional Assignment Agreement") pursuant to which Company granted the Reinsurer the right to assign to LLANY certain of its rights and delegate certain of its obligations existing under the LNL Coinsurance Agreement, Modco Agreement, and Administrative Services Agreement (collectively the "Covered Agreements"), subject to certain specific conditions;

WHEREAS, consistent with the provisions of the Optional Assignment Agreement between the Company and the Reinsurer, the Reinsurer wishes to assign and delegate to LLANY and LLANY agrees to accept and assume all of the transferred rights and obligations existing under the Covered Agreements as hereinafter set forth.

Capitalized terms not defined herein shall have the meanings ascribed to them under the Coinsurance Agreement, the Modco Agreement or the Administrative Services Agreement, as applicable.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

1.	LLANY Representations and Warranties. LLANY represents and warrants that:

a)	LLANY is properly licensed as either a life insurance company or an accredited reinsurer in the States of Connecticut and New York;

b)

LLANY has a ratio of (i) Total Adjusted Capital (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 2006) to (ii) the Company Action Level RBC (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 2006), of at least 300 percent;

c)	LLANY has ratings no lower than those of Reinsurer from the following firms: (i) A. M. Best Company; (ii) Standard & Poor's Corporation; and (iii) Moody's Investors Services, Inc.;

d)	LLANY is Controlled by or is under common Control with Reinsurer.

2.           Assignment. As of the Effective Date, Reinsurer hereby assigns and transfers to LLANY all of Reinsurer's right, title, and interest in and to, and delegates all its obligations and duties under, the Covered Agreements other than the Retained Indemnification Obligations which it will retain (the "Transferred Rights and Obligations"). Retained Indemnification Obligations mean Reinsurer's indemnification obligations under (A) Section 9.1 (ii) of the Coinsurance Agreement for Reinsurer Extra Contractual Obligations and Seller Extra Contractual Obligations; (B) Section 9.1 (iii) of the Coinsurance Agreement for any breach, nonfulfillment or failure to perform by Reinsurer prior to the Effective Date; and (C) Section 6.02 of the Administrative Services Agreement for any breach, nonfulfillment, performance, failure to perform or other act, error or omission by Reinsurer, in its role as Administrator, prior to the Effective Date.

3.            Assumption. As of the Effective Date, LLANY hereby assumes and agrees to pay, perform and discharge in full all of the Transferred Rights and Obligations of Reinsurer under the Covered Agreements and releases Reinsurer from any and all such liabilities and obligations thereunder so as to result in the substitution of LLANY for Reinsurer in Reinsurer's name, place and stead except with respect to the Retained Indemnification Obligations. It is the intent of LLANY and Reinsurer to effect a novation of both the Coinsurance Agreement and the Modco Agreement with respect to the Transferred Rights and Obligations but not the Retained Indemnification Obligations.

4.            Ceding Commission. LLANY shall pay Reinsurer a ceding commission equal to $156.4 million on the effective date of this Agreement.

5.            Terms and Conditions. LLANY hereby agrees to be bound by the terms and conditions of each and every Covered Agreement.

6.     Company Consent to Assignment and Assumption.

(a)

Company hereby consents to the assignment and assumption set forth in Sections 2 and 3 hereof. Company, Reinsurer, and LLANY agree that such assignment and assumption shall have the force and effect of creating a direct agreement between Company and LLANY with respect to the Transferred Rights and Obligations and that Reinsurer will remain directly liable to Company for the Retained Indemnification Obligations. Reinsurer agrees that it will indemnify, defend and hold harmless Company against any Loss arising from (i) any degradation in service quality below the level described in Section 2.4 of the Administrative Services Agreement and (ii) LLANY's failure to perform any of its obligations under the Administrative Services Agreement.

(b)

Reinsurer agrees that it will indemnify, defend and hold harmless Company against any Loss arising from (i) any degradation in service quality below the level described in Section 2.4 of the Administrative Services Agreement, (ii) any additional Tax liability incurred by Company directly related to Company's execution of this Agreement, provided that Company grants Reinsurer the right to control and manage any such tax controversy and cooperates in good faith with Reinsurer's efforts to resolve any tax controversy with the Internal Revenue Service.

(c)

Reinsurer covenants and warrants that as long as the Coinsurance Agreement and the Modco Agreement remain in effect it shall remain responsible for services pursuant to the terms of either the Interaffiliate Service Agreement entered into by LLANY and Reinsurer as of January 1, 2004, or a substantially similar agreement to be entered into between Reinsurer and LLANY and shall cause the services previously provided by Reinsurer pursuant to the Administrative Service Agreement to continue to be performed at no lower level of quality than that which would have been required of Reinsurer.

7.	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their successors and assigns.

8.          Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) mailed by United States registered or certified mail, return receipt requested, (b) mailed by overnight express mail or other nationally recognized overnight or same-day delivery service or (c) delivered in person to the parties at the following addresses:

If to the Company, to:

ING Life Insurance and Annuity Company

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: MaryEllen Thibodeau, Counsel

With a concurrent copy to:

ING North America Insurance Corporation

5780 Powers Ferry Road

Atlanta, GA 30327-4390

Attention: Corporate General Counsel

If to the Reinsurer, to:

The Lincoln National Life Insurance Company

1300 South Clinton Street

Fort Wayne, IN 46802

Attention: Marcie Weber, Senior Counsel

If to LLANY, to:

Lincoln Life & Annuity Company of New York

100 Madison Street

Suite 1860

Syracuse, NY 13202

Attention: Robert Sheppard, Second Vice President and General Counsel

9.            Waivers. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an officer of the Company, the Reinsurer, and LLANY respectively.

10.          Assignments. This Agreement (or any rights or obligations therein) shall not be assigned or delegated by any of the parties hereto without the prior written approval of the other parties, and of the New York Insurance Department. Any attempted assignment or delegation in violation of this paragraph shall be invalid and void.

11.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard of its conflicts of law doctrine.

12.          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.          Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the LLANY, the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY
By	/s/ David S. Pendergrass
Name:	David S. Pendergrass
Title:	Senior Vice President and Treasurer

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By	/s/ Keith J. Ryan
Name:	Keith J. Ryan
Title:	Second Vice President

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
/s/ Keith J. Ryan
By:	Keith J. Ryan
Title:	Second Vice President